Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS FOURTH QUARTER 2019 RESULTS
DALLAS, TEXAS…March 11, 2020… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $9.4 million, or $.08 per share, in the fourth quarter of 2019 compared to net income of $24.0 million, or $.21 per share, in the fourth quarter of 2018.  For the full year of 2019, Kronos Worldwide reported net income of $87.1 million, or $.75 per share, compared to net income of $205.0 million, or $1.77 per share for the full year of 2018.  We reported lower net income in the 2019 periods primarily due to lower income from operations resulting from the effects of lower average selling prices and higher raw materials and other production costs partially offset by higher sales volumes as discussed below.

Net sales of $372.7 million in the fourth quarter of 2019 were $23.3 million, or 7%, higher than in the fourth quarter of 2018.  Net sales of $1.7 billion in the full year of 2019 were $69.2 million, or 4%, higher than in the full year of 2018.  Net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  The Company’s average TiO2 selling prices were 3% lower in the fourth quarter of 2019 as compared to the fourth quarter of 2018 and 6% lower in the full year of 2019 as compared to 2018.  Our average TiO2 selling prices at the end of 2019 were 1% lower than at the end of the third quarter of 2019 and 1% lower than at the end of 2018.  TiO2 sales volumes were 14% higher in the fourth quarter of 2019 as compared to the fourth quarter of 2018 due to higher sales in the European and export markets partially offset by lower sales in the North American and Latin American markets. TiO2 sales volumes in the full year of 2019 were 15% higher as compared to the full year of 2018 primarily due to higher sales in the European, North American and export markets, with the European market experiencing the most significant increase.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $8 million in the fourth quarter of 2019 and approximately $49 million in the full year of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2019 was $21.1 million as compared to $48.3 million in the fourth quarter of 2018.  For the full year of 2019, the Company’s segment profit was $162.3 million as compared to $346.0 million in 2018.  Segment profit decreased in the 2019 periods as the unfavorable effects of lower average TiO2 selling prices and higher raw materials and other production costs more than offset the favorable impact of higher sales volumes.  Kronos’ TiO2 production volumes were 4% higher in the fourth quarter of 2019 and 2% higher in the full year of 2019 as compared to the same periods in 2018.  We operated our production facilities at overall average capacity utilization rates of 98% in the full year of 2019 (97% in each of the first, second and third quarters and at full practical capacity in the fourth quarter of 2019) compared to 95% in 2018 (95%, 97%, 92% and 95% in the first, second, third and fourth quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected segment profit comparisons, which decreased segment profit by approximately $8 million in the fourth quarter of 2019 and by approximately $3 million in the full year of 2019 as compared to the same periods in 2018.

The Company’s net income before interest expense, income taxes and depreciation and amortization expense (“EBITDA”) (see description of non-GAAP information below) in the fourth quarter of 2019 was $31.3 million compared to EBITDA of $54.9 million in the fourth quarter of 2018.  For the full year of 2019, the Company’s EBITDA was $187.9 million compared to $363.0 million in the full year of 2018.

Other income (expense) in 2019 includes a pre-tax insurance settlement gain of $2.6 million ($2.0 million, or $.02 per share, net of income tax expense) related to a property damage claim recognized in the fourth quarter.

The Company’s income tax expense in 2019 includes a fourth quarter non-cash deferred income tax expense of $5.5 million ($.05 per share) primarily related to the revaluation of our net deferred income tax asset in Germany resulting from a decrease in the German trade tax rate and a fourth quarter income tax benefit of $3.0 million ($.03 per share) related to the favorable settlement of a prior year tax matter in Germany.

The Company’s income tax expense in 2018 includes a fourth quarter current cash income tax expense of $3.7 million ($.03 per share) related to tax on global intangible low-tax income and an aggregate $2.1 million ($.02 per share) non-cash income tax expense related to an increase in our reserve for uncertain tax positions, recognized in the first and fourth quarters.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 products (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as the coronavirus)

•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform

•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
	(Unaudited)
Net sales	$349.4	$372.7	$1,661.9	$1,731.1
Cost of sales	252.9	293.0	1,099.7	1,344.9

Gross margin	96.5	79.7	562.2	386.2

Selling, general and administrative expense	54.6	55.7	228.3	228.2
Other operating income (expense):
Currency transactions, net	5.9	(3.6)	10.1	2.0
Other income, net	.2	.3	.6	.9
Corporate expense	(3.4)	(3.5)	(14.5)	(15.1)

Income from operations	44.6	17.2	330.1	145.8

Other income (expense):
Trade interest income	.3	.4	1.4	1.4
Other interest and dividend income	1.5	1.1	4.1	5.3
Insurance settlement gain	-	2.6	-	2.6
Marketable equity securities	(.6)	-	(7.3)	(.1)
Other components of net periodic pension and OPEB cost	(3.7)	(3.8)	(15.0)	(15.2)
Interest expense	(4.8)	(4.6)	(19.5)	(18.7)

Income before income taxes	37.3	12.9	293.8	121.1

Income tax expense	13.3	3.5	88.8	34.0

Net income	$24.0	$9.4	$205.0	$87.1

Net income per basic and diluted share	$.21	$.08	$1.77	$.75

Weighted average shares used in the
calculation of net income per share	115.9	115.7	115.9	115.8

TiO2 data - metric tons in thousands:
Sales volumes	106	121	491	566
Production volumes	136	140	536	546

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019

Income from operations	$44.6	$17.2	$330.1	$145.8

Adjustments:
Trade interest income	.3	.4	1.4	1.4
Corporate expense	3.4	3.5	14.5	15.1

Segment profit	$48.3	$21.1	$346.0	$162.3

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019

Net income	$24.0	$9.4	$205.0	$87.1

Adjustments:
Depreciation expense	12.8	13.8	49.7	48.1
Interest expense	4.8	4.6	19.5	18.7
Income tax expense	13.3	3.5	88.8	34.0

EBITDA	$54.9	$31.3	$363.0	$187.9

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2019 vs. 2018	2019 vs. 2018

Percentage change in net sales:
TiO2 product pricing	(3)%	(6)%
TiO2 sales volumes	14	15
TiO2 product mix/other	(2)	(2)
Changes in currency exchange rates	(2)	(3)

Total	7%	4%